Exhibit 99.1

WESTERN GAS EQUITY HOLDINGS, LLC

NAMES INDEPENDENT DIRECTORS

HOUSTON, Feb. 4, 2013 (Business Wire) – Western Gas Equity Holdings, LLC, the general partner of Western Gas Equity Partners, LP (NYSE: WGP), announced today that Thomas R. Hix and Craig W. Stewart have been appointed to its Board of Directors. With the addition of these independent directors, the company now has eight directors, three of whom are independent. Messrs. Hix and Stewart will both also serve on the company’s Audit Committee and its Special Committee.

Mr. Hix is the former Senior Vice President of Finance and Chief Financial Officer of Cameron International Corporation, an oil and gas products and services company. He is a director of Rowan Companies plc, a London-based offshore drilling contractor, serving as Chairman of its Compensation Committee and a member of its Audit and Executive Committees. He is also a director of Health Care Services Corporation, and previously served as a director of TODCO from 2004 until its acquisition in 2007 and as a director of El Paso Corporation from 2004 until its acquisition in 2012.

Mr. Stewart is the Executive Chairman of RMP Energy Inc., an oil and gas exploration and production company based in Calgary. He previously served as the President and Chief Executive Officer and a director of RMP Energy and three other oil and gas companies. He has over two decades of executive- and board-level experience in the oil and gas industry.

“We are very pleased to add two highly qualified independent directors to our board,” said Robert G. Gwin, the Chairman of the Board of Western Gas Equity Holdings, LLC. “They each have enjoyed long and successful careers in the oil and gas industry, and will bring valuable strategic, financial and management experience to the board. We are confident that they will make significant contributions to the governance of the company and to its continued success.”

Western Gas Equity Partners, LP is a master limited partnership formed by Anadarko Petroleum Corporation (NYSE: APC) to own the general partner of Western Gas Partners, LP (NYSE: WES) and a substantial limited partner interest in WES, including all of WES’s incentive distribution rights. WES is a growth-oriented master limited partnership formed by APC to own, operate, acquire and develop midstream energy assets.

SOURCE: Western Gas Equity Partners, LP

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Western Gas Equity Partners, LP

Benjamin Fink, CFA, 832-636-6010

SVP, Chief Financial Officer & Treasurer

benjamin.fink@westerngas.com